Exhibit 99.1

PRESS RELEASE

Contact: Nichlas J. Swenson Chief Executive Officer Air T, Inc. 3524 Airport Road Maiden, NC 28650 (828) 464-8741

FOR IMMEDIATE RELEASE

Air T, Inc. Adopts Stockholder Rights Plan with Stockholder Protections

Rights Plan Will Expire at 2015 Annual Meeting Unless Ratified by Stockholders; Does Not Apply to Qualifying Offer Made for All Shares that Treats All Shareholders Equally

MAIDEN, N.C., December 15, 2014 — Air T, Inc. (Nasdaq Capital Market:AIRT) announced today that its Board of Directors (the “Board”) adopted a Rights Agreement, pursuant to which one preferred stock purchase right will be distributed as a dividend on each share of the Company’s common stock held of record as of the close of business on December 26, 2014 (the “Rights”). Initially, the Rights will be represented by the Company’s common stock certificates, or by the registration of uncertificated shares of common stock in the Company’s share register, and will not be exercisable.

The Board adopted the Rights Agreement in response to what it believes are recent rapid accumulations of significant portions of the Company’s outstanding common stock. It is intended to protect the Company and its stockholders from efforts to obtain control that are inconsistent with the best interests of the Company and its stockholders. The Rights Agreement provides several recognized stockholder protections:

•	expires at the 2015 annual meeting of stockholders unless the stockholders vote to approve the Rights Agreement at that meeting (in which case it will expire in three years);

•	has procedures for exempting offers made for all shares of the Company that treat all stockholders equally, that result in the bidder owning a majority of the Company’s shares and require the offeror to promptly complete a second-step transaction in which all shares not purchased in the offer will be acquired at the same consideration per share paid in the offer;

•	guards against coercive tactics to gain control without paying all stockholders a premium for that control; and

•	facilitates the ability of all shareholders to realize the full long-term value of their investment in the Company.

Under the Rights Agreement, with certain exceptions, if any person or group becomes the beneficial owner of 20% or more of the Company’s common stock, then each Right not beneficially owned by such beneficial owner will entitle its holder to purchase, at the Rights’ then-current exercise price, shares of the Company’s common stock having a market value of twice the Rights’ then-current exercise price. In addition, with certain exceptions, if, after any person or group has become a beneficial owner of 20% or more of the Company’s common stock, the Company becomes involved in a merger or other business combination, each Right will entitle its holder (other than such 20% or more beneficial owner) to purchase, at the Rights’ then-current exercise price, common shares of the acquiring company having a value of twice the Rights’ then-current exercise price.

Further details about the Rights Agreement will be contained in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission by the Company.

About Air T

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines. Air T is one of the largest, small-aircraft air cargo operators in the United States. Air T’s Mountain Air Cargo and CSA Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft daily in the eastern half of the United States, Puerto Rico and the Caribbean Islands. Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world. The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.

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